UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2016

Baxter International Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

1-4448	36-0781620
(Commission File Number)	(I.R.S. Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

(224) 948-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2015, as described in Baxter International Inc.’s (“Baxter”) Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 7, 2015, Baxter entered into a separation and distribution agreement (the “Distribution Agreement”) with Baxalta Incorporated (“Baxalta”), pursuant to which Baxter agreed to transfer its bioscience business to Baxalta and approximately 80.5% of Baxalta’s outstanding stock to Baxter’s shareholders in a distribution (the “Distribution”), with Baxter retaining approximately 19.5% of Baxalta’s outstanding stock (the “Retained Shares”). The Distribution was made on July 1, 2015, and Baxalta is currently an independent public company.

On January 11, 2016, Baxalta and Shire plc (“Shire”) announced that they had entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Shire has agreed to acquire all of the outstanding stock of Baxalta (the “Merger”), subject to the satisfaction of customary closing conditions and receipt of regulatory approvals, including, among others, the expiration or early termination of any waiting period under applicable antitrust laws and the accuracy of each party’s representations and warranties under the Merger Agreement.

In connection with the Merger, on January 11, 2016, Baxter, Baxalta and Shire entered into a letter agreement (the “Letter Agreement”), which sets forth, among other things, certain rights and obligations of the parties relating to Baxter’s disposition of certain of the Retained Shares through certain debt-for-equity and/or equity-for-equity exchanges (collectively, the “Retained Shares Transactions”), certain obligations of the parties relating to the Merger and certain obligations and representations of the parties with respect to certain tax matters relating to the Distribution and the Tax Matters Agreement, dated as of June 30, 2015, between Baxter and Baxalta, entered into in connection with the Distribution (the “Tax Matters Agreement”).

Pursuant to the terms of the Letter Agreement, Shire has agreed to cooperate with Baxter and Baxalta to enable Baxalta to comply with the terms of, and fulfill, Baxalta’s obligations under the Shareholder’s and Registration Rights Agreement, dated as of June 30, 2015, between Baxter and Baxalta, entered into in connection with the Distribution. Such cooperation and obligations include, among other things, (i) Baxalta’s obligation to use its reasonable best efforts to prepare and file registration statements with the SEC as promptly as practicable upon receipt of a demand notice from Baxter and (ii) Shire’s and Baxalta’s respective obligations to use their reasonable best efforts to (a) provide certain financial information and make certain filings with the SEC by the dates specified in the Letter Agreement, (b) prepare and assist in the preparation and delivery of certain offering documentation and (c) cause their respective senior executive officers to participate in customary due diligence sessions and “road show” presentations, in each case, in connection with the Retained Shares Transactions.

In connection with the Merger, Baxter has consented to the use of a statement expressing its support for the Merger, and Baxalta and Shire have agreed not to conduct a shareholder vote with respect to, or consummate, the Merger until the earliest of (i) the satisfaction of certain of their obligations and certain other conditions under the Letter Agreement, (ii) the disposition of all of the Retained Shares by Baxter and (iii) the occurrence of the dates specified in (and as they may be extended pursuant to) the Letter Agreement, in each case, as further described in the Letter Agreement. In addition, Baxter expects to receive an opinion from KPMG LLP regarding certain tax matters, and Shire expects to receive a tax opinion from Cravath, Swaine & Moore LLP. Pursuant to the Letter Agreement, (i) Baxter has agreed to waive Section 4.02(c) of the Tax Matters Agreement with respect to the closing of the Merger and thereby consent to the Merger upon delivery of such opinions immediately prior to the closing thereof, (ii) Baxalta has affirmed its obligation to indemnify Baxter against any tax liabilities with respect to the Distribution or dispositions of the Retained Shares, in each case, attributable to or resulting from (in whole or in part) the Merger, and (iii) Shire has agreed to guarantee, from and after the closing of the Merger, the payment and performance by Baxalta of its obligations and agreements under the Letter Agreement, the Tax Matters Agreement, the Distribution Agreement and certain other agreements entered into in connection with the Distribution as specified in the Letter Agreement.

To the extent provided in the Letter Agreement, the Letter Agreement will terminate upon the mutual agreement of Baxter, Baxalta and Shire or upon the closing of the Merger or, if the Merger Agreement is earlier terminated, each of Baxalta and Shire may terminate the Letter Agreement.

The description of the Letter Agreement set forth above is a summary only and is qualified in its entirety by the complete text of the Letter Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Letter Agreement, dated as of January 11, 2016, by and among Baxter International Inc., Baxalta Incorporated and Shire plc

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2016

BAXTER INTERNATIONAL INC.

/s/ David P. Scharf
By:	David P. Scharf
Corporate Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit Number	Description

10.1	Letter Agreement, dated as of January 11, 2016, by and among Baxter International Inc., Baxalta Incorporated and Shire plc

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